CONFORMED COPY








                          MASTER INVESTMENT AGREEMENT

                          dated as of August 20, 1997

                                by and between

                  AMERICAN REAL ESTATE INVESTMENT CORPORATION

                                      and

            THE OTHER PARTIES LISTED ON THE SIGNATURE PAGES HERETO




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                                TABLE OF CONTENTS


                                                                          Page
                                                                           No.


                                   ARTICLE I.

                                THE TRANSACTIONS

 1.01   The Transactions...................................................  2
 1.02   Closing............................................................  2
 1.03   Further Assurances.................................................  2

                                   ARTICLE II.

                                 PURCHASE PRICE

 2.01   Purchase Price.....................................................  3

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                          AND THE OPERATING PARTNERSHIP

 3.01   Authority..........................................................  3
 3.02   Organization of the Company........................................  4
 3.03   Organization of Subsidiaries.......................................  4
 3.04   Capital Stock......................................................  5
 3.05   Non-Contravention; Approvals and Consents..........................  5
 3.06   No Violations or Defaults..........................................  6
 3.07   SEC Reports and Financial Statements; Partnership Agreement........  7
 3.08   Absence of Changes.................................................  7
 3.09   Absence of Undisclosed Liabilities.................................  8
 3.10   Legal Proceedings..................................................  8
 3.11   Compliance with Licenses, Laws and Orders..........................  8
 3.12   Taxes..............................................................  8
 3.13   REIT Qualification.................................................  9
 3.14   Employee Benefit Plans; ERISA...................................... 10
 3.15   Labor Matters...................................................... 10
 3.16   Title to Property.................................................. 11
 3.17   Insurance.......................................................... 11



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                                                                          Page
                                                                           No.

 3.18   Tangible Personal Property......................................... 12
 3.19   Intangible Property................................................ 12
 3.20   Registration Rights................................................ 12
 3.21   Environmental Matters.............................................. 12
 3.22   Investment Company Act............................................. 13
 3.23   Brokers............................................................ 13

                                   ARTICLE IV.

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

 4.01   Conduct of Business by the Company................................. 14
 4.02   Conduct of Business by the Contributors............................ 16

                                   ARTICLE V.

                              ADDITIONAL AGREEMENTS

 5.01   Sale of Properties; Section 1031 Exchanges of Original Properties.. 18
 5.02   Termination of Certain Employment Agreements....................... 18
 5.03   Spin-Off........................................................... 19
 5.04   Cancellation of Certain Options and Warrants....................... 21
 5.05   No Solicitations................................................... 21
 5.06   Investor Inquiries................................................. 22
 5.07   Investigation...................................................... 22
 5.08   Confidentiality.................................................... 23
 5.09   Financial Statements and Reports................................... 24
 5.10   Registration Statement............................................. 24
 5.11   Approval of Stockholders and Board Recommendation.................. 25
 5.12   Regulatory and Other Approvals..................................... 26
 5.13   Notice and Cure.................................................... 26
 5.14   Fulfillment of Conditions.......................................... 27
 5.15   Liability and Indemnification of Officers and Directors of the
        Company ........................................................... 27
 5.16   Refinancing........................................................ 31
 5.17   Blumberg Agreement................................................. 31




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                                                                          Page
                                                                           No.

                                   ARTICLE VI.

                                 INDEMNIFICATION

 6.01   Indemnification by the Company..................................... 31
 6.02   Indemnification by the Investors................................... 31
 6.03   Method of Asserting Claims......................................... 33

                                  ARTICLE VII.

                                   CONDITIONS

 7.01   Conditions to Each Party's Obligation to Effect the Transactions... 36
 7.02   Conditions to Obligations of the Investors......................... 37
 7.03   Conditions to Obligations of the Company and the Operating
        Partnership 38..................................................... 38

                                  ARTICLE VIII.

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

 8.01   Survival of Representations, Warranties, Covenants and Agreements.. 40

                                   ARTICLE IX.

                        TERMINATION, AMENDMENT AND WAIVER

 9.01 Termination.......................................................... 40
 9.02   Effect of Termination and Abandonment; Termination Fee............. 41

                                   ARTICLE X.

                                   DEFINITIONS

 10.01 Definitions......................................................... 43




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                                   ARTICLE XI.

                                  MISCELLANEOUS

  11.01 Notices............................................................ 49
 11.02  Entire Agreement................................................... 50
 11.03  Public Announcements............................................... 50
 11.04  Waiver............................................................. 50
 11.05  Amendment.......................................................... 50
 11.06  No Third Party Beneficiary......................................... 50
 11.07  No Assignment; Binding Effect...................................... 50
 11.08  Headings........................................................... 51
 11.10  Invalid Provisions................................................. 51
 11.11  Jurisdiction....................................................... 51
 11.12  Governing Law...................................................... 51
 11.13  Counterparts....................................................... 51
 11.14  No Personal Recourse............................................... 51

            This MASTER INVESTMENT AGREEMENT dated as of August 20, 1997 ("Agreement") is made and entered into by and among THE MCBRIDE ENTITIES LISTED ON THE SIGNATURE PAGES HERETO (collectively, "McBride"), THE FLIP SHAREHOLDERS LISTED ON THE SIGNATURE PAGES HERETO (collective, the "FLIP Shareholders"), JEFFREY KELTER ("Kelter"), PENN SQUARE PROPERTIES, INC., a Pennsylvania corporation ("Penn Square," and together with McBride and Kelter, the "Contributors"), HUDSON BAY PARTNERS, L.P., a Delaware limited partnership ("Hudson Bay," and together with the Contributors, the "Investors"), AMERICAN REAL ESTATE INVESTMENT, L.P., a Delaware limited partnership (the "Operating Partnership") and AMERICAN REAL ESTATE INVESTMENT CORPORATION, a Maryland corporation (the "Company," and together with the Operating Partnership, the "REIT"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 10.01.

                                    RECITALS

            A. The parties hereto desire to effect the Transactions (as defined below) pursuant to which, among other things, the Investors and the FLIP Shareholders will receive shares of common stock, par value $.001 per share, of the Company ("Common Stock"), partnership interests in the Operating Partnership ("Partnership Units") or a combination of shares of Common Stock and Partnership Units in exchange for the investment or contribution by such Investors to the Company or the Operating Partnership of cash and certain assets and properties; and

            B. In order to effect the Transactions, the parties hereto intend to enter into the Transaction Agreements attached as Exhibits to this Agreement with respect to the transactions to be entered into by such parties; such Transaction Agreements will be governed by and subject to the terms and conditions of this Agreement; and the execution and delivery of each such Transaction Agreement is a condition to the obligations of the parties to consummate the Transactions; and

            C. The Board of Directors of the Company has approved the execution and delivery of this Agreement and the Transaction Agreements and have determined that it is advisable and in the best interests of the stockholders of the Company to consummate the Transactions to be consummated by the Company or the Operating Partnership, as the case may be.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the material covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.





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                                  ARTICLE I.

                               THE TRANSACTIONS

            1.01 The Transactions. At the Closing Date (as defined below), each of the parties hereby agrees to consummate each of the transactions to be consummated by it described below (collectively, the "Transactions"):

                (i) the issuance and sale to Hudson Bay of shares of Common Stock and warrants to purchase Common Stock in exchange for the contribution of cash by Hudson Bay to the Company, pursuant to the terms of a Stock Purchase Agreement substantially in the form attached hereto as Exhibit A (the "Stock Purchase Agreement");

               (ii) the issuance and transfer to Kelter of Partnership Units and warrants to purchase Partnership Units in exchange for the contribution by Kelter to the Operating Partnership of non-voting preferred stock of Penn Square, pursuant to the terms of a Contribution Agreement substantially in the form attached hereto as Exhibit B (the "Management Contribution Agreement");

              (iii) the issuance and transfer to McBride of Partnership Units and warrants to purchase Partnership Units and shares of Common Stock in exchange for the contribution by McBride to the Operating Partnership and/or the Company of certain partnership interests and certain properties, assets (including certain acquisition contracts) and liabilities, pursuant to the terms of a Contribution Agreement substantially in the form attached hereto as Exhibit C (the "McBride Contribution Agreement"); and

               (iv) the issuance to the FLIP Shareholders of Common Stock in connection with the merger of the Company and FLIP, in which the Company will be the surviving corporation in the Merger (the "Merger"), pursuant to the terms of a Merger Agreement substantially in the form attached hereto as Exhibit D (the "Merger Agreement").

            1.02 Closing. The closings of the Transactions shall occur simultaneously (the "Closing") and will take place at the offices of Rogers & Wells, 200 Park Avenue, New York, New York 10166, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which in no event shall be later than 10:00 a.m., local time, on the third Business Day after the conditions set forth in Article VII and in each of the Transaction Agreements have been satisfied or, if permissible, waived in accordance with this Agreement or the Transaction Agreements, or on such other date as the parties hereto mutually agree (the "Closing Date"). At the Closing there shall be delivered to the parties hereto and to the Transaction Agreements the certificates and other documents and instruments required to be delivered under this Agreement and the Transaction Agreements.

            1.03 Further Assurances. Each party hereto will execute such further documents and instruments (including the Transaction Agreements) and take such further actions



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as may reasonably be requested by one or more of the others to effect the
Transactions and purposes of this Agreement.

                                   ARTICLE II.

                                 PURCHASE PRICE

            2.01 Purchase Price. The purchase price payable for each share of the Company's Common Stock to be issued and sold pursuant to this Agreement and the Transaction Agreements (the "Per Share Purchase Price") shall be $11.00 per share. The purchase price payable for each of the Partnership Units to be issued and exchanged pursuant to this Agreement and the Transaction Agreements (the "Per Unit Purchase Price") shall be the same amount as the Per Share Purchase Price.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                          AND THE OPERATING PARTNERSHIP

       Except as set forth in the Company SEC Reports filed by the Company with the SEC prior to the execution and delivery of this Agreement or in the disclosure letter delivered to the Investors by the Company at or prior to the execution and delivery of this Agreement (the "Company Disclosure Letter"), the Company and the Operating Partnership hereby represent and warrant to each Investor as follows:

            3.01 Authority. The Company has full corporate power and authority, and the Operating Partnership has full partnership power and authority, to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby including without limitation the issuance and sale of the Securities, subject only to the affirmative vote of the holders of shares of the Company's Common Stock entitled to cast a majority of all the votes entitled to be cast (the "Company Stockholder Approval"). The execution and delivery by the Company of this Agreement and the Transaction Agreements to which it is a party, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption and approval by the stockholders of the Company of the transactions contemplated by this Agreement and the Transaction Agreements and the sale of or Section 1031 Exchanges with respect to the Properties and directed that this Agreement, the Transaction Agreements (including the Merger Agreement), the sale of or Section 1031 Exchanges with respect to the Properties and the transactions contemplated hereby and thereby be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby or thereby, other than obtaining the Company Stockholder Approval. The execution and delivery by the Operating Partnership of this



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Agreement and the Transaction Agreements to which it is a party, and the performance by the Operating Partnership of its obligations hereunder and thereunder, have been duly and validly approved by all requisite partnership action, and no other partnership or corporate proceedings, as the case may be, on the part of the Operating Partnership or its partners are necessary to authorize the execution, delivery and performance by the Operating Partnership of this Agreement and the Transaction Agreements to which it is a party and the consummation by the Operating Partnership of the transactions contemplated hereby or thereby. The execution and delivery of the Amended and Restated Partnership Agreement by the parties thereto has been duly and validly approved by all requisite partnership action, and no other partnership or corporate proceedings, as the case may be, on the part of the Operating Partnership or its partners are necessary to authorize the execution, delivery and performance of the Amended and Restated Partnership Agreement. Upon the execution and delivery of the Amended and Restated Partnership by the parties thereto, such Amended and Restated Partnership Agreement will constitute legal, valid and binding obligations of the Company thereto enforceable against the Company in accordance with its terms. This Agreement and the Transaction Agreements to which it is a party have been duly and validly executed and delivered by each of the Company and the Operating Partnership and constitute, and upon the execution and delivery by the Company and the Operating Partnership of the other Transaction Agreements to which it is a party, such Transaction Agreements will constitute, legal, valid and binding obligations of the Company and the Operating Partnership enforceable against the Company and the Operating Partnership in accordance with their terms.

            3.02 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease and operate its assets and properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for failures to be so qualified, licensed or admitted and in good standing that individually or in the aggregate would not result in a Material Adverse Effect.

            3.03 Organization of Subsidiaries. Each of the Company's Subsidiaries has been duly organized and is validly existing as a corporation, limited partnership, limited liability company or other entity, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, has the requisite power and authority to own, use and lease and operate its assets and properties and to conduct its business as and to the extent now conducted and is duly qualified as a foreign corporation, limited partnership or limited liability company or other entity, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for failures to be so qualified or be in good standing that individually or in the aggregate would not result in a Material Adverse Effect. All of the issued and outstanding capital stock of each corporate Subsidiary has been duly authorized and is validly issued, fully paid and non-assessable and is owned by the Company, directly or through Subsidiaries, free and clear of any Liens. None of the outstanding shares of capital stock of the corporate Subsidiaries is subject to any preemptive or other similar



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rights arising by operation of law, under the charter or by-laws of any corporate Subsidiary or under any agreement to which the Company or any Subsidiary is a party, or otherwise. All of the partnership or membership interests, as the case may be, of each partnership or limited liability company Subsidiary, as the case may be, is owned by the Company, directly or through Subsidiaries, free and clear of all Liens, except that approximately 41.16% of the limited partnership interests in the Operating Partnership and 0.1% of the partnership interests in Virginia Street Associates Limited Partnership, respectively, are owned by Persons other than the Company.

            3.04 Capital Stock. The authorized capital stock of the Company consists solely of (i) 5,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding, (ii) 30,000,000 shares of Common Stock, 1,128,594 of which are issued and outstanding as of the date hereof and 1,544,621 of which are reserved for issuance upon exercise of stock options, warrants or exchange of Partnership Units as of the date hereof, and
(iii) 30,000,000 shares of excess stock, none of which are issued and outstanding as of the date hereof. Immediately prior to or concurrently with the Closing, the only outstanding options or warrants to purchase Common Stock will be 61,500 options in the aggregate granted to certain directors of the Company.
Section 3.04 of the Company Disclosure Letter sets forth a true and correct list of the number of Partnership Units issued and outstanding and the holders thereof. All of the outstanding shares of Common Stock and all of the outstanding Partnership Units have been duly authorized and validly issued and are fully-paid and nonassessable (except, in the case of Partnership Units, as contemplated by the Delaware Revised Uniform Limited Partnership Act) and have been offered and sold in compliance with all applicable laws including, without limitation, federal and state securities laws and none of them was issued in violation of any preemptive or other similar right. The Securities, when issued and sold pursuant to this Agreement and the Transaction Agreements, will be duly authorized and validly issued, fully-paid and nonassessable and none of them will be issued in violation of any preemptive or other similar right. There is no outstanding option, warrant or other right calling for the issuance of, and there is no commitment, plan or arrangement to issue, any shares of capital stock of the Company or any security convertible into or exercisable or exchangeable for, such capital stock. The Common Stock and the Securities conform in all material respects to all statements relating thereto contained in the Company SEC Reports.

            3.05 Non-Contravention; Approvals and Consents.

            (a) The execution and delivery by the Company and the Operating Partnership of this Agreement and the Transaction Agreements to which it is a party do not, and the performance by the Company and the Operating Partnership of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the taking of the actions and obtaining the approvals



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described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, official or other instrumentality of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any agreement or obligation of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect or adversely affect in any material respect the ability of the Company or the Operating Partnership to consummate the transactions contemplated by this Agreement or the Transaction Agreements to which it is a party.

            (b) Except for (i) the filing of the Form S-4 and the Proxy Statement/Prospectus with the SEC pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (ii) filings on Forms 3, 4 or 5, Schedules 13G or 13D by certain affiliates of the Company pursuant to the Exchange Act, and filings required to be made with the American Stock Exchange and the National Association of Securities Dealers, Inc., and (iii) the filing of the certificates of Merger as provided in the Merger Agreement, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority is necessary or required for the execution and delivery by each of the Company and the Operating Partnership of this Agreement or the Transaction Agreements to which it is a party, the performance by each of the Company and the Operating Partnership of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect or adversely affect in any material respect the ability of the Company or the Operating Partnership to consummate the transactions contemplated by this Agreement or the Transaction Agreements to which it is a party.

            3.06 No Violations or Defaults.

            To the knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of its certificate or articles of incorporation, by-laws, certificates of partnership, partnership agreements, limited liability company agreements or other similar governing documents, as the case may be, and none of the Company or any of its Subsidiaries is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Contracts to which such entity is a party or by which such entity may be bound, or to which any of its properties or assets may be bound or subject, except for such



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violations or defaults that individually or in the aggregate would not have a
Material Adverse Effect.

            3.07 SEC Reports and Financial Statements; Partnership Agreement.

            (a) The Company has filed all forms, reports, schedules, registration statements, and other documents required to be filed by it with the SEC since the date of the Company's formation (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") (A) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Forms 10-Q and 8-K of the SEC) and (C) fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby, except for American Emerald Partners, L.P., which is reflected in the Company Financial Statements and the notes thereto as an equity investment.

     (b) The Operating Partnership has delivered to the Investors a true and correct copy of the Agreement of Limited Partnership of the Operating Partnership, dated as of November 10, 1993, (the Partnership Agreement"), as amended through the date hereof. The Partnership Agreement as so amended is in full force and effect.

            3.08 Absence of Changes. Except for the execution and delivery of this Agreement and the Transaction Agreements, and the transactions to take place pursuant hereto and thereto on the Closing Date, since December 31, 1996 there has not been any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing, between December 31, 1996 and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (b) of Section 4.01.



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            3.09 Absence of Undisclosed Liabilities. Except for matters reflected in the consolidated balance sheet of the Company as of December 31, 1996 (or the footnotes thereto) included in the Company Financial Statements, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice since such date, and
(ii) which have not had, and could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

            3.10 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of the Company and its Subsidiaries are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, if determined adversely to the Company or any of its Subsidiaries, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect or adversely affect in any material respect the ability of the Company or the Operating Partnership to consummate the transactions contemplated by this Agreement or the Transaction Agreements to which it is a party. Neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a Material Adverse Effect or adversely affect in any material respect the ability of the Company or the Operating Partnership to consummate the transactions contemplated by this Agreement or the Transaction Agreements to which it is a party.

            3.11 Compliance with Licenses, Laws and Orders. The Company and its Subsidiaries hold all licenses, permits, authorizations and approvals necessary for the lawful conduct of their respective businesses (the "Licenses"), except for failures to hold such Licenses which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect. All of the Licenses are valid and in full force and effect, and the Company and its Subsidiaries are in compliance with the terms of the Licenses, except for failures to be in full force and effect or to so comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries are not in violation of any Law or Order of any Governmental or Regulatory Authority, except for violations which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect.

            3.12  Taxes.

            (a) Each of the Company and its Subsidiaries has timely filed all tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all such tax returns and reports are complete and accurate in all material respects. The Company and each of its Subsidiaries have paid (or the Company has paid on its behalf) all Taxes shown as due on such tax returns



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and reports. There are no tax liens, other than Permitted Liens, upon the assets of the Company or any of its Subsidiaries. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Material Adverse Effect. Since its formation, the Company has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, and neither the Company nor any of its Subsidiaries have incurred any liability for Taxes except in the ordinary course of business. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company
SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.12 of the Company Disclosure Letter which provides a description of any tax audit, inquiry or controversy potentially involving Taxes in excess of $50,000 of the Company or any Subsidiary, to the knowledge of the Company no event has occurred and no condition or circumstance exists, which presents a material risk that any Tax will be imposed on the Company.

            (b) As a result of compliance with this Agreement and the matters referred to herein, neither the Company nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code.

            (c) The Company does not hold any real property primarily for sale to customers in the ordinary course of business as described in Section 1221(1) of the Code such that the income derived therefrom would be considered income from prohibited transactions as defined in Section 857(b)(6) of the Code.

            3.13 REIT Qualification. The Company (i) for all of its taxable years commencing the year ended December 31, 1993 through the year ended December 31, 1996 has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years,
(ii) has operated and intends to continue to operate, in such a manner as to qualify as a REIT for its taxable year ending December 31, 1997, and (iii) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and to the Company's knowledge, no such challenge is pending or threatened. The Operating Partnership has at all times, and each other Subsidiary of the Company which is a partnership or files Tax returns as a partnership for federal income tax purposes, has since its acquisition by the Company, been classified for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation.

            3.14  Employee Benefit Plans; ERISA.

            (a) Section 3.14 of the Company Disclosure Letter sets forth a true and complete list of all Benefit Plans with respect to which the Company or any Company ERISA Affiliate has any obligation to contribute, has any liability under or is otherwise a party to;

            (b) No Benefit Plan is or ever has been subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, nor has the Company or any entity which would be a Company ERISA Affiliate at any relevant time ever maintained, sponsored or had an obligation to contribute to any plan subject to any such provisions;

            (c) To the knowledge of the Company, no prohibited transaction within the meaning of Section 406 or 407 of ERISA, or Section 4975 of the Code with respect to any Benefit Plan has occurred which, individually or in the aggregate, is having or could be reasonably expected to have a Material Adverse Effect;

            (d) Each of the Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited;

            (e) Each of the Benefit Plans is, and its administration is and has been in all material respects in compliance with all applicable laws and orders and prohibited transaction exemptions, including, without limitation, the requirements of ERISA, except where failure to comply would not, individually or in the aggregate, have a Material Adverse Effect;

            (f) Except for certain disability and health insurance reimbursement as set forth in employment agreements, none of the Company or any Company ERISA Affiliate maintains or is obligated to provide benefits under any life, medical or health plan which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended; and there has been no violation of
Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Benefit Plan that individually or in the aggregate, is having or could be reasonably expected to have a Material Adverse Effect; and

            (g) Neither the execution and delivery by the Company of this Agreement or the Transaction Agreements to which it is a party nor the consummation of the transactions contemplated hereby constitutes or will constitute an event in respect of which a change in, or acceleration of, benefits under any Benefit Plan will or may occur.

            3.15 Labor Matters. There is no material labor strike, slowdown, work stoppage, lockout or other labor dispute in effect, or to the knowledge of the Company, threatened, against or otherwise affecting the Company or any of its Subsidiaries. To the knowledge of the Company, there are no union organizational efforts presently being made involving any of the unorganized employees of the Company or any of its Subsidiaries which in any such case or all such cases together would have a Material Adverse Effect.

            3.16 Title to Property. The Company does not own or hold, directly or indirectly, any real property, other than the Properties. The Company and/or its Subsidiaries have good and marketable title to the Properties free and clear of Liens, except for Permitted Liens. All leases and subleases under which the Company or any Subsidiary has a leasehold interest in the Properties are in full force and effect, and neither the Company nor any Subsidiary has received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary of the continued possession of the leased or subleased premises under any such lease or sublease. All liens, charges, encumbrances, claims or restrictions on or affecting any of the Properties and the assets of the Company and any Subsidiary which are required to be disclosed in the Company SEC Reports are disclosed therein. No tenant under any of the leases, pursuant to which the Company or any Subsidiary, as lessor, leases its Property, has an option or right of first refusal to purchase the premises demised under such lease, the exercise of which would have a Material Adverse Effect. To the best of the Company's knowledge, each of the Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Properties), except for such failures to comply that would not individually or in the aggregate have a Material Adverse Effect. There are no pending and to the Company's knowledge, no threatened, condemnation proceeding, zoning change, or other proceeding or action that will in any manner affect the size of, use of, improvements on, construction on or access to, the Properties, except such proceedings or actions that would not individually or in the aggregate have a Material Adverse Effect.

            3.17  Insurance.

            (a) Either the Company or a Subsidiary has obtained title insurance on all of the properties owned by each of them in an amount at least equal to
(i) the cost to acquire land and improvements in the case of an acquisition of improved property or (ii) the cost to acquire land in the case of an acquisition of unimproved property, and in each case such title insurance is in full force and effect.

            (b) Each of the Company and each Subsidiary is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; and none of the Company and its Subsidiaries has any reason to believe that it or any of its Subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its businesses at a cost that would not have a Material Adverse Effect.

            3.18 Tangible Personal Property. The Company and its Subsidiaries have good title to all tangible personal property reflected on the balance sheet included in the Company Financial Statements, owned, used or held for use by them in the conduct of their respective businesses (except for leasehold and licensed interests) free and clear of any Liens, except for Permitted Liens. All material items of equipment, machinery, vehicles, furniture, fixtures and other tangible personal property of every kind and description included in such assets and properties are in good operating condition, normal wear and tear excepted.

            3.19 Intangible Property. The Company and its Subsidiaries own or have rights to use all material items of Intangible Property used by the Company or any such Subsidiary. To the knowledge of the Company, such use does not conflict with any rights of others with respect thereto, except for such conflicts that have not had and would not have a Material Adverse Effect.

            3.20 Registration Rights. Except pursuant to that Registration Rights Agreement included as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, there are no persons with registration or other similar rights to have any securities registered by the Company under the Act.

            3.21 Environmental Matters. Each of the Company and its Subsidiaries has obtained all Licenses which are required in respect of its business, operations or assets and Properties under applicable Environmental Laws, and each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of all such Licenses and with any applicable Environmental Law, except for such instances of non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.21 of the Company Disclosure Letter and except in such circumstances as would not, individually or in the aggregate, have a Material Adverse Effect:

            (a) No Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the Company, threatened by any Governmental or Regulatory Authority with respect to any alleged failure by the Company or any Subsidiary to have any License required in connection with the conduct of the business or operations of the Company or any of its Subsidiaries or with respect to any treatment, storage, recycling, transportation, disposal or "release" as defined in 42 U.S.C. ss. 9601(22) ("Release"), of any Hazardous Material at any of the Properties, and neither the Company, nor any Subsidiary is aware of any facts or circumstances which could reasonably be expected to form the basis for any such Order, complaint, penalty or investigation.

            (b) None of the Company, any Subsidiary or, to the knowledge of the Company and its Subsidiaries, any prior owner or lessee of any property now or previously owned or leased by the Company or any Subsidiary, has handled any Hazardous Material on any property now or previously owned or leased by the Company or any Subsidiary; and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos is or has been present, (iii) there are no underground storage tanks, active or abandoned, and

(iv) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law, at, on or under any Property now or previously owned or leased by the Company or any Subsidiary, during any period that the Company or a Subsidiary owned or leased such Property or, to the knowledge of the Company, the Company and its Subsidiaries, prior thereto.

            (c) Neither the Company nor any Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any Action or Proceeding that could lead to claims against Purchaser, the Company or any Subsidiary for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

            (d) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company or any Subsidiary and no property now or previously owned or leased by the Company or any Subsidiary is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

            (e) There are no Liens (other than Permitted Liens) arising under or pursuant to any Environmental Law or Order on any real property owned or leased by the Company or any Subsidiary, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of the Company, is in process which could subject any of such properties to such Liens, and neither the Company nor any Subsidiary would be required to place any notice or restriction relating to the presence of Hazardous Material at any property owned by it in any deed to such property.

            (f) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any Subsidiary in relation to any property or facility now or previously owned or leased by the Company or any Subsidiary which have not been delivered to Hudson Bay prior to the execution of this Agreement.

            3.22 Investment Company Act. Neither the Company nor the Operating Partnership is, and upon the issuance and sale of the Securities and the application of the net proceeds therefrom, neither the Company nor the Operating Partnership will be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            3.23 Brokers. Except for Donaldson, Lufkin & Jenrette Securities Corporation, and certain other brokers in connection with the sale of any or all of the Properties, all of whose fees, commissions and expenses are the sole responsibility of the Company, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with the Investors without the intervention of any Person on behalf of the Company in such manner as to give rise to any valid claim by any Person against any Investor, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV.

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

            4.01 Conduct of Business by the Company. At all times from and after the date hereof until the Closing Date, the Company and the Operating Partnership each covenants and agrees as to itself and each of its Subsidiaries that (except for the sale of or Section 1031 Exchanges with respect to the Properties or as expressly contemplated or permitted by this Agreement, and except to the extent that the Investors otherwise shall consent in writing, which consent shall not be unreasonably withheld):

            (a) The Company and its Subsidiaries shall conduct their respective businesses only in, and the Company and such Subsidiaries shall not take any action except in, the ordinary course consistent with past practice.

            (b) Without limiting the generality of paragraph (a) of this Section, and except as otherwise provided in Section 5.01, (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with any Law or any Order of any Governmental or Regulatory Authority applicable to the Company or any of its Subsidiaries, and
(ii) neither the Company nor any of its Subsidiaries shall:

            (1) amend or propose to amend its certificate or articles of incorporation, bylaws, certificate of partnership, partnership agreement, limited liability company agreement, or other comparable governing documents, except as contemplated by this Agreement;

            (2) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation and except for the declaration and payment of regular quarterly cash dividends on the Common Stock consistent with past practice of the Company and in no event less than the amount necessary to retain the Company's qualification as a REIT; (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
      (y) except as provided in Section 5.01, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any option with respect thereto;

            (3) except for issuance of shares pursuant to the redemption of the Operating Partnership's Units, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any Partnership Units, shares of capital stock or any option with respect thereto other than the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation, or modify or amend any right of any holder of outstanding Partnership Units, shares of capital stock or options with respect thereto;

            (4) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets;

            (5) except as provided in Section 5.01 and other than dispositions in the ordinary course of its business consistent with past practice of assets which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole (and other than the sale of the Properties), sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

            (6) except to the extent required by applicable law, (x) permit any material change in (A) any accounting or financial reporting practice or policy or any material pricing, marketing, purchasing, investment, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

            (7) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or guarantee any debt securities of another person or enter into any arrangement having the economic effect of any of the foregoing, or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money;

            (8) (x) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Benefit Plan or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, (y) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof, or (z) establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement or any stock option, employee benefit plan, agreement or policy except as contemplated by this Agreement;

            (9) enter into any contract or amend or modify any existing contract, or engage in any new transaction in each case with any affiliate of the Company or any of its Subsidiaries;

            (10) except for the budgeted capital expenditures set forth on
      Schedule 4.01(b)(10) and capital expenditures or commitments which in the aggregate do not exceed $50,000, make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets;

            (11) notwithstanding anything to the contrary contained in this Agreement (other than as expressly provided in the parenthetical language contained in the introduction to Section 4.01 above or expressly provided in Section 5.03), use, or permit or cause to be used, any assets, properties, resources or services of employees in the formation, organization, capitalization or operations of the Spin-Off Subsidiary to an extent that would have a Material Adverse Effect or adversely affect the ability of the Company and the Operating Partnership to consummate the transactions contemplated by this Agreement or the Transaction Agreements to which it is a party; or

     (12) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing.

            4.02 Conduct of Business by the Contributors. At all times from and after the date hereof until the Closing Date, each Contributor covenants and agrees as to itself and its Subsidiaries that (except for the Refinancing and except as expressly contemplated or permitted by this Agreement or the McBride Contribution Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld):

            (a) Each Contributor and its Subsidiaries shall conduct their respective Contributed Businesses only in, and shall not take any action with respect to their respective Contributed Businesses except in, the ordinary course consistent with past practice.

            (b) Without limiting the generality of paragraph (a) of this Section, (i) each Contributor and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects its Contributed Business' present business organizations and reputation, to keep available the services of its Contributed Business key officers and employees, to maintain the assets of its Contributed Business in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its Contributed Business in such amounts and against such risks and losses as are currently in effect, to preserve its Contributed Business' relationships with customers and suppliers and others having significant business dealings with its Contributed Business and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to its Contributed Business and (ii) each Contributor and its Subsidiaries (but only insofar as it relates to conduct of its Contributed Business) shall not:

            (1) except as contemplated by the Acquisition Contracts (as defined in the Management Contribution Agreement), cause its Contributed Business to acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of its Contributed Business consistent with past practice;

            (2) except as provided in the McBride Contribution Agreement, other than dispositions in the ordinary course of its business consistent with past practice of assets which are not, individually or in the aggregate, material to its Contributed Business, sell, lease, grant any security interest in or otherwise dispose of or encumber any of the assets of its Contributed Business;

            (3) with respect to its Contributed Business, except to the extent required by applicable law, (x) permit any material change in (A) any accounting or financial reporting practice or policy or any material pricing, marketing, purchasing, investment, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

            (4) with respect to its Contributed Business, enter into any contract or amend or modify any existing contract, or engage in a new transaction with any other business unit or division of such Contributor, any affiliate of such Contributor or any of its Subsidiaries;

     (5) make any change in the lines of business in which the Contributed Business participates or is engaged; or

            (6) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing (except as contemplated herein).

            (c) Each Contributor shall use commercially reasonable efforts to diligently proceed towards consummation of the acquisition of the Acquisition Properties. Without limiting the generality of the foregoing, the Contributors
(i) shall use commercially reasonable efforts to (x) conduct such due diligence and other investigations of the Acquisition Properties as they may reasonably deem necessary in their sole discretion, and (y) maintain the validity, on the part of the Contributors, of the Acquisition Contracts; and (ii) shall not (x) amend, terminate or waive the terms of any Acquisition Contract except with the prior written consent of the Company, which consent shall not be unreasonably withheld or (y) knowingly default, or knowingly cause any other party to default, under any Acquisition Contract.

                                   ARTICLE V.

                              ADDITIONAL AGREEMENTS

            5.01 Sale of Properties; Section 1031 Exchanges of Original Properties. (a) The Company shall use all commercially reasonable efforts to dispose of the Properties in one or more Section 1031 Exchanges prior to the Closing Date at the highest price reasonably attainable for such Properties and shall not sell or dispose of any such Properties (other than the Sedona apartments and the Company's interests in Emerald Pointe apartments provided, however, that such properties or interests are sold or disposed of on substantially the same or more favorable terms contained in that certain contract for the purchase and sale of Sedona Apartments Complex dated March 20, 1997 by and between American Sedona Partners, L.P. and Evans Real Estate Group, LLC as assigned on July 2, 1997 to Greentree Village Ltd. and that certain Mutual Release and Settlement Agreement dated as of April 30, 1997 by and among Emerald Vista, Inc., Schickler Meringoff Properties, Inc., the Company and the other parties thereto, respectively) without the prior approval of each of the Investors (with McBride considered a single investor, and Kelter and Penn Square considered a single investor); provided, however, that such approval will conclusively be deemed to have been given if such Investor fails to notify the Company of their disapproval within five Business Days after receipt by the Investors of the notice described below. The Company shall deliver to the Investors written notice of any proposed sale or disposition of any Property between the date of this Agreement until the Closing Date, setting forth in reasonable detail the material terms of such proposed sale or disposition. Prior to the Closing Date, the Investors shall use commercially reasonable efforts to cooperate with the Company and the Operating Partnership in their efforts to timely identify and enter into an agreement to acquire one or more replacement properties for the Sedona apartments so as to qualify the disposition of the Sedona apartments and the acquisition of such replacement properties as a
Section 1031 Exchange.

            (b) The Company, as general partner of the Operating Partnership, shall use all commercially reasonable efforts in disposing of any of the Original Properties to structure such transaction as one or more Section 1031 Exchanges.

            (c) The parties hereto agree that the aggregate gross proceeds (after deducting expenses) from the sale or Section 1031 Exchange of the Americana Lakewood apartments phases I and II shall be allocated 62% to Americana Lakewood apartment, phase I (to the Company) and 38% to Americana Lakewood apartment phase II (to the owners thereof).

     5.02 Termination of Certain Employment Agreements. The Company agrees that effective upon the Closing, it will terminate the employment agreements set forth on

Exhibit 5.02 hereto and pay to the parties thereto the amounts set forth on
Exhibit 5.02 in full satisfaction of the Company's obligations under such agreements. Notwithstanding the termination of the employment agreement and payment set forth on Exhibit 5.02 with respect to Rick A. Burger, the Company agrees to continue to employ Mr. Burger for a period of three months following the Closing Date on substantially the same terms and conditions (except with respect to the grant of warrants or stock options) set forth in the employment agreement for Mr.
Burger described on Exhibit 5.02.

            5.03 Spin-Off.

            (a) The Company agrees that prior to the Closing, it shall form or cause to be formed a wholly-owned subsidiary (the "Spin-Off Subsidiary"), with minimal capitalization, for the purposes of ultimately pursuing real estate investment opportunities other than in the office or industrial sectors in the United States. The Spin-Off Subsidiary shall be incorporated under the laws of the State of Maryland unless otherwise directed by Jim Mulvihill or Evan Zucker.

            (b) The Company shall appoint Mulvihill and Zucker or their designees as directors of the Spin-Off Subsidiary. The Company agrees that it shall not remove such persons as directors of the Spin-Off Subsidiary without cause ("cause" being interpreted pursuant to the corporation law of the jurisdiction of incorporation of the Spin-Off Subsidiary). The Company further agrees that no removal of Mulvihill or Zucker for cause shall affect the rights of Mulvihill or Zucker to give the Spin-Off Notice set forth in Section 5.03(c) below or the obligations of the Company to implement the request set forth in such Spin-Off Notice.

            (c) Subject to the limitations described below, at any time during the period commencing on the Closing Date and ending on the earlier of (i) the date that is 12 months after the last of Mulvihill or Zucker ceases to be a director of the Company or (ii) the third anniversary of the Closing Date, Mulvihill or Zucker may give written notice (the "Spin-Off Notice") to the Company to request that the Company, in consideration for such assets as may be contributed to the Spin-Off Subsidiary by Mulvihill, Zucker or other persons, transfers to Mulvihill, Zucker or such other persons identified in the Spin-Off Notice a percentage of the shares of the Spin-Off Subsidiary's common stock to be specified in such Spin-Off Notice and to distribute the remaining shares of common stock to the stockholders of the Company (it currently being anticipated that only a nominal percentage of the Spin-Off Subsidiary's common stock shall be so distributed to the Company's stockholders) (the "Spin-Off"). The Company agrees to take all steps as may reasonably be necessary to implement the request set forth in such notice and to effectuate the Spin-Off as promptly as practicable, provided, however, that if the Board of Directors of the Company determines in its reasonable judgment and in good faith that the Spin-Off would materially impede, delay or interfere with any pending or planned material financing, acquisition or corporate reorganization or other material corporate development involving the Company or any of its Subsidiaries or would require premature disclosure thereof, then the Company shall be entitled to postpone or delay such Spin-Off for a reasonable period of time, but not in excess of 90 days. Notwithstanding the foregoing, the Company shall not be obligated to effect the Spin-Off if (i) at the time of the Spin-Off the net worth of the Spin-Off Subsidiary is less than $1 million or (ii) independent tax counsel with a national law firm selected by the Company shall have provided the Company with a written opinion to the effect that the Spin-Off has a realistic possibility of terminating the Company's election as a real estate investment trust under Section 856 of the Code if such matter were litigated (such determination shall not preclude Mulvihill or Zucker from proposing an alternate structure).

            (d) It is understood and agreed that the Company and its Subsidiaries (including the Spin-Off Subsidiary prior to the Spin-Off) shall not incur or bear any costs or expenses associated or in connection with the Spin-Off, including, without limitation, general, administrative, "start-up," or operating costs and expenses, attorneys' and accountants' fees and disbursements or any SEC or other filing fees (collectively, "Spin-Off Costs"), without the prior written consent of the Investors prior to the Closing or of the Company after the Closing. Prior to the consummation of the Spin-Off, all Spin-Off Costs shall be borne and paid directly by Mulvihill and Zucker or such other persons designated in the Spin-Off Notice and reasonably satisfactory to the Company, and Mulvihill and Zucker promptly shall reimburse, or cause to be reimbursed, the Company and the Spin-Off Subsidiary for any Spin-Off Costs that are otherwise incurred by the Company and the Spin-Off Subsidiary prior to the consummation of the Spin-Off. After the consummation of the Spin-Off, all Spin-Off Costs shall be borne and paid directly by the Spin-Off Subsidiary, and the Spin-Off Subsidiary promptly shall reimburse, or cause to be reimbursed, the Company for any Spin-Off Costs that are otherwise incurred by the Company or that otherwise were incurred by the Spin-Off Subsidiary prior to the commencement of the Spin-Off. It is further understood and agreed that, subject to paragraph (f) below, the costs or expenses of the Spin-Off Subsidiary arising in the ordinary course of business which are not Spin-Off Costs (e.g., costs of incorporation) shall be the responsibility of the Spin-Off Subsidiary.

            (e) The parties acknowledge that it is their current understanding that the approval of the shareholders of the Company is not required for the formation of the Spin-Off Subsidiary or for the Spin-Off.

            (f) The parties agree that the Spin-Off Subsidiary shall not conduct any business (other than matters incidental to its incorporation, any ongoing reporting obligations, if any, matters in preparation for the Spin-Off referred to above, and any other related matters) prior to Spin-Off. The Spin-Off Subsidiary shall provide an indemnity in form and substance reasonably satisfactory to the Company and substantially in the form attached hereto as
Exhibit 5.03 in respect of and against any and all (i) Spin-Off Costs incurred by the Spin-Off Subsidiary prior to the consummation of the Spin-Off and by the Company, (ii) Losses (as defined in Section 6.01) that the Company may incur in connection with any conduct of business (other than such business as permitted in the immediately preceding sentence) prior to the Spin-Off by the Spin-Off Subsidiary and (iii) liabilities or obligations for Taxes that the Company may incur as the direct and sole result of the Spin-Off.

            (g) The parties intend the Spin-Off Subsidiary ultimately to be an entity operated and managed independently of the Company with publicly-traded securities through the Spin-Off as contemplated in this Section 5.03.

            5.04 Cancellation of Certain Options and Warrants. Effective upon the Closing, the Company shall terminate and cancel the warrants and options set forth on Exhibit 5.04 hereto in consideration for the payments by the Company as set forth on Exhibit 5.04, as applicable.

            5.05 No Solicitations.

            (a) Prior to the Closing Date, the Company agrees that neither it nor any of its Subsidiaries will, and the Company will use its commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly, initiate, solicit, encourage, accept or take any other action knowingly to facilitate, any inquiries or the making of, or participate in any discussions or negotiations regarding, any proposal or offer from anyone not a party hereto (a "Third Party") with respect to, or furnish or disclose any non-public information regarding the Company or its Subsidiaries to any Third Party in connection with, any Acquisition Proposal (as defined below). Notwithstanding the foregoing, (x) in response to an unsolicited Acquisition Proposal, the Company may take and disclose to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act, and (y) to the extent the Board of Directors of the Company (the "Board") is advised by its counsel that it is required by its fiduciary obligations to do so, at any time prior to approval by the Company's stockholders of the Transactions: (i) the Company may, in response to an unsolicited request, furnish non-public information with respect to the Company or its Subsidiaries to any Third Party that the Board in good faith determines is reasonably capable of consummating the transactions (a "Qualified Third Party") pursuant to a customary confidentiality agreement and discuss that information (but not an Acquisition Proposal) with the Qualified Third Party and (ii) upon receipt by the Company, any of its Subsidiaries or any of their respective Representatives of an Acquisition Proposal from a Qualified Third Party, if (A) the Company has complied fully and in a timely manner with its obligations under Section 5.05(b) to notify the Investors of the receipt of the Acquisition Proposal and (B) the Board has determined in good faith that the transaction contemplated by the Acquisition Proposal, if consummated, would constitute an Overbid Transaction, and (C) the Company has delivered an Overbid Notice to the Investors advising them of the determination by the Board that the transaction contemplated by the Acquisition Proposal would constitute an Overbid Transaction (which notice will include a statement of the Overbid Amount involved in that transaction and be accompanied by copies of any form of definitive agreement or other documentation the Third Party proposes to enter into in connection with the Acquisition Proposal), then the Company may participate in discussions and negotiations with the Qualified Third Party regarding the Acquisition Proposal.

            (b) If the Company, any of its Subsidiaries or any of their respective Representatives directly or indirectly receives a request for information from a Qualified Third Party or an Acquisition Proposal, the Company
(i) will notify the Investors of the existence of such request or the Acquisition Proposal within two business days after the Company receives or otherwise learns of it, will state in the notice the identity of such Qualified Third Party and describe all material terms regarding the request or Acquisition Proposal, and thereafter keep the Investors reasonably informed of all facts and material circumstances relating to such request or Acquisition Proposal and the Company's actions relating thereto, and (ii) promptly advise such Qualified Third Party or Person making an Acquisition Proposal of the terms of this Section 5.05.

            (c) If prior to the receipt of Company Stockholder Approval (i) the Company delivers an Overbid Notice to the Investors, (ii) the Investors do not notify the Company in writing within five Business Days after receipt of the Overbid Notice that they are willing to amend the terms of this Agreement and the Transaction Agreements in order to increase the purchase price for the Securities by at least the Overbid Amount, (iii) the terms of the Acquisition Proposal are not modified in a manner adverse to the Company or the Operating Partnerships and (iv) the Company has paid the Termination Fee to the Investors, then the Company may terminate this Agreement and enter into an agreement with the Qualified Third Party with respect to the Overbid Transaction described in the Overbid Notice that the Company delivered to the Investors.

            (d) Nothing contained in this Section 5.05 shall apply to any sale or proposed sale by the Company of the Properties, individually or in the aggregate.

            5.06 Investor Inquiries. If any of the Investors, any of their Subsidiaries, or any of their respective Representatives directly or indirectly receives a request for information from a Third Party or an Investor Acquisition Proposal, such Investor (i) will notify the Company of the existence of such request or the Investor Acquisition Proposal within one business day after such Investor receives or otherwise learns of it, will state in the notice the identity of the Third Party making the request or the Investor Acquisition Proposal and describe all material terms regarding the request or Investor Acquisition Proposal and thereafter keep the Company reasonably informed of all facts and material circumstances relating to such request or Investor Acquisition Proposal and such Investor's actions relating thereto, and (ii) promptly advise such Third Party or Person making an Investor Acquisition Proposal of the terms of this Section 5.06.

            5.07 Investigation.

            (a) The Company will, and will cause its Subsidiaries to, (i) provide each Investor (including any Outside Investor, as the case may be) and any Person who is considering providing financing to such Investor in connection with transactions contemplated hereby (a "Financing Party") and their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "Representatives") with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and the Subsidiaries and their assets and properties and Books and Records, (ii) deliver, or cause its agent to deliver, on a weekly basis to each Investor a status report describing the status of the Company's efforts and activities with respect to the marketing or disposition of the Properties, including the identity of potential buyers contacted and any changes and developments with respect to any of the foregoing, and (iii) furnish each Investor (including any Outside Investor, as the case may be) and such other Persons with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company and the Subsidiaries as any Investor or any of such other Persons reasonably may request in connection with such investigation. Notwithstanding anything to the contrary contained in clause (i) or (iii) above, the Company shall not be obligated to provide or cause to be provided more than one copy of materials and documents (including without limitation copies of contracts, Benefit Plans and other Books and Records) to be furnished to the Investors hereunder. To the extent any Investor furnishes to any Outside Investor or any Financing Party any information furnished under Section 5.08, such Investor shall inform the Company of the identity of the Outside Investor or Financing Party to whom such information is sent twenty-four hours prior to delivery by the Investor of such information, and shall inform such recipient that such information is subject to the confidentiality provisions contained in Section
5.08 below.

            (b) Each of the Contributors will, and will cause its Subsidiaries to, (i) provide the Company and its Representatives with full access, upon reasonable prior notice and during the normal business hours, to all officers, employees, agents and accountants of such Contributor and its Subsidiaries and their assets and properties and books and records, and (ii) furnish the Company with (x) all such information and data (including without limitation copies of contracts and benefit plans) concerning the business and operations of such Contributor and its Subsidiaries as the Company reasonably may request in connection with such investigation and (y) all information and data that such Contributor or Subsidiary possesses or obtains with respect to the Acquisition Contracts or the Acquisition Properties (each as defined in the Management Contribution Agreement). The Investors shall furnish all such information and data referred to in clause (ii) above by making such information and data available in a data room designated by the Investors to which the Company and its Representatives will be provided with full access, upon reasonable prior notice and during normal business hours.

            5.08 Confidentiality. Each party and its respective Subsidiaries will hold, and will use its best efforts to cause its and its Subsidiaries' Representatives, any Outside Investor and persons to whom information is furnished under Section 5.07, to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Laws of Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), all documents and information concerning the other party and its Subsidiaries furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by the Company or the Investors, as the case may be, or its respective Subsidiaries or its or their Representatives, on a non-confidential basis, or (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the recipient of the information or its Subsidiaries or its or their

Representatives. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company or the Investors, as the case may be, the other party will, and will cause its respective Subsidiaries and will request its or their Representatives to, promptly (and in no event later than five business days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the Company or the Investors, as the case may be, its respective Subsidiaries or its or their Representatives to such party and its Representatives (and, if applicable, other persons to whom information is furnished pursuant to Section 5.07) in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Company or the Investors, as the case may be, its respective Subsidiaries or its or their Representatives.

            5.09 Financial Statements and Reports.

            (a) As promptly as practicable and in any event no later than two Business Days after the date of filing with the SEC, the Company will deliver to Hudson Bay true and complete copies of the audited (in the case of any fiscal year ending after the date hereof and before the Closing Date) and the unaudited (in the case of any fiscal quarter ending after the date hereof and before the Closing Date) consolidated balance sheet, and the related audited or unaudited consolidated statements of operations, stockholders' equity and cash flows, of the Company and its consolidated subsidiaries, in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Company Financial Statements; provided, however, that the Company's obligations contained in this Section 5.09(a) shall be satisfied by delivery to Hudson Bay of copies of the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and any amendments thereto, filed with the SEC.

            (b) As promptly as practicable, the Company will deliver to Hudson Bay true and complete copies of such other financial statements, reports and analyses as may be filed with the SEC by the Company relating to the business or operations of the Company or any Subsidiary or as any Investor may otherwise reasonably request.

            5.10 Registration Statement. The Company shall prepare (and the parties hereto shall cooperate in the preparation of) and file with the SEC as soon as reasonably practicable after the date hereof a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Common Stock to be issued in connection with the Transactions, a portion of which Registration Statement shall also serve as the proxy statement with respect to the meeting of the stockholders of the Company in connection with the Transactions (as amended or supplemented from time to time, the "Proxy Statement/Prospectus"). The Company will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The Company shall use commercially reasonable efforts, and the parties hereto will cooperate with the Company, to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as necessary to consummate the Transactions. The Company shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Form S-4 to the parties hereto and advise them of any verbal comments with respect to the Form S-4 received from the SEC. The Company shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "blue sky" permits or approvals required to carry out the transactions contemplated by this Agreement. The Company shall use all commercially reasonable efforts to obtain "cold comfort" letters from its independent certified public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, in form reasonably acceptable to the other party and customary in form and substance for letters delivered by independent certified public accountants in connection with registration statements similar to the Form S-4. The Company agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the Company Stockholders' Meeting (as defined below), or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Investors hereto furnished to the Company by an Investor specifically for use in the Proxy Statement/Prospectus. Each Investor agrees that the written information concerning it provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Stockholders' Meeting, or, in the case of written information concerning it provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company without the reasonable approval of the Investors. The Company will advise the Investors, promptly after receipt of notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Common Stock issuable in connection with the Transactions for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     5.11 Approval of Stockholders and Board Recommendation. The Company through the Board, shall duly call, give notice of, convene and hold a meeting of its voting on the adoption of the Transactions, this Agreement, the Transaction Agreements (including the Merger Agreement), the sale of the Properties, and the transactions contemplated hereby and thereby as soon as reasonably practicable after the date hereof, subject to the requirements of applicable laws. The

Company shall use its best efforts to solicit from its stockholders proxies, and, shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law to obtain the approval for the Transactions. The Board shall recommend to its stockholders the adoption of the Transactions, this Agreement, the Transaction Agreements (including the Merger Agreement), the sale of the Properties and the transactions contemplated hereby and thereby; provided, however, that such recommendation may not be made or may be withdrawn, modified, or amended after the receipt by the Company of an Acquisition Proposal to the extent the Board shall determine, in good faith, upon written advice of outside counsel (who may be the Company's regularly retained outside counsel), that such action is necessary in order for the Board to act in a manner which is consistent with its fiduciary obligations to stockholders under applicable law and the Company has satisfied its obligations under Section 5.05 (including its obligation to pay the Termination Fee).

            5.12 Regulatory and Other Approvals. The Company will, and will cause the Company and the Subsidiaries to, (i) take all commercially reasonable steps necessary or desir able, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of the Company or any Subsidiary of the Company to consummate the transactions contemplated hereby and by the Transaction Agreements, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request and (iii) cooperate with the Investors as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of the Investors to consummate the transactions contemplated hereby and by the Transaction Agreements. The Company will provide prompt notification to the Investors when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise the Investors of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Agreements.

            5.13  Notice and Cure.

            (a) The Company will notify the Investors promptly in writing of, and contemporaneously will provide each Investor with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Company under this Agreement or any of the Transaction Agreements to be breached or that renders or will render untrue any representation or warranty of the Company contained in this Agreement or any of the Transaction Agreements as if the same were made on or as of the date of such event, transaction or circumstance. The Company also will notify each Investor promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement or any other Transaction Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit each Investor's right to seek indemnity under Article VI.

            (b) Each Investor will notify the Company promptly in writing of, and contemporaneously will provide the Company with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of such Investor under this Agreement or any Transaction Agreement to which it is a party to be breached or that renders or will render untrue any representation or warranty of such Investor contained in this Agreement or any Transaction Agreement to which it is a party as if the same were made on or as of the date of such event, transaction or circumstance. Each Investor also will notify the Company promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by such Investor in this Agreement or any Transaction Agreement to which it is a party, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement or any other Transaction Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the Company's right to seek indemnity under Article VI.

            5.14 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take or cause to be taken all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and in the Transaction Agreements and to consummate and make effective the Transactions, and none of the parties hereto will, nor will they permit any of their Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

            5.15 Liability and Indemnification of Officers and Directors of the Company.

            (a) To the fullest extent permitted by Maryland law, a person who is now or has been at any time prior to the Closing Date a director or officer of the Company shall not be personally liable to the Company or the stockholders of the Company for money damages. Notwithstanding the foregoing, nothing in this
Section 5.15(a) shall restrict or limit the liability of such a director or officer to the Company or its stockholders: (i) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; or (ii) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The foregoing shall not be construed to affect the liability of a person in any capacity other than the person's capacity as a director or officer.

            (b) The Company shall indemnify, defend and hold harmless each person who is now or has been at any time prior to the Closing Date a director or officer of the Company (an "Indemnitee") against all Losses, claims, damages, costs, reasonable expenses (including attorneys' fees and expenses), liabilities, judgments, penalties, fines, or amounts that are paid in settlement of, or otherwise in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (collectively, the "Proceedings"), to which an Indemnitee was made a party based on, arising out of or by reason of the fact that such Indemnitee is or was a director or officer of the Company, or is or was serving at the request of the Company, while a director or officer of the Company, as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan at or prior to the Closing Date, whether such Proceedings were asserted or claimed prior to, at or after, the Closing Date ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement, any Transaction Agreement, the Spin-Off or the Transactions, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the Proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the foregoing, if the Proceeding was one by or in right of the Company, the Company shall not provide indemnification hereunder in respect of any Proceeding in which the Indemnitee shall have been adjudged to be liable to the Company, or any proceeding charging improper personal benefit to the Indemnitee, whether or not involving action in the Indemnitee's official capacity, in which the Indemnitee was adjudged to be liable on the basis that personal benefit was improperly received. In addition to the indemnification provided above, the Company shall reimburse reasonable expenses (including reasonable attorneys' fees) incurred by an Indemnitee in connection with an appearance as a witness in a Proceeding at a time when the Indemnitee has not been made a named defendant or respondent in the Proceeding.

            Notwithstanding the foregoing paragraph, the Company shall not provide any indemnification under this Section 5.15(b) unless authorized for a specific proceeding after a determination has been made that indemnification of the Indemnitee is permissible in the circumstances because the Indemnitee has met the standard of conduct set forth in the foregoing paragraph. Such determination shall be made

          (i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the Proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such Proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

         (ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in clause (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

        (iii) By the stockholders; provided, however, that shares held by directors who are parties to the Proceeding may not be voted on the subject matter of this paragraph.

Authorization of the indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in clause (ii) above for selection of such counsel.

            (c) The Company shall indemnify a director or officer of the Company who has been successful, on the merits or otherwise, in the defense of any Proceeding against reasonable expenses incurred by such director or officer in connection with the Proceeding.

            (d) The Company shall pay or reimburse the reasonable expenses expended or incurred by a director or officer of the Company in connection with any Proceeding in advance of the final disposition of the Proceeding upon receipt by the Company of (i) a written affirmation of the such director or officer's good faith belief that the standard of conduct necessary for indemnification by the Company set forth in the applicable provisions of Maryland law has been satisfied by such director or officer, and (ii) a written undertaking by or on behalf of such director or officer to repay the amount advanced if it shall ultimately be determined that such director or officer has not satisfied the standard of conduct prescribed by the applicable provisions of Maryland law, which written undertaking need not be secured and will be accepted by the Company without reference to the director or officer's ability to make repayment. The Company shall pay or reimburse such director or officer such expenses within ten days after receipt by the Company of such affirmation and undertaking.

            (e) Notwithstanding the limitations on indemnification set forth in
Section 5.15(b), an Indemnitee shall be entitled to indemnification if a court of appropriate jurisdiction, upon application of such Indemnitee and such notice as the court shall require, shall order indemnification: (i) upon determination that the Indemnitee is entitled to reimbursement under Section 5.15(c), in which case the Indemnitee shall be entitled to recover the expenses of securing such reimbursement; or (ii) upon determination that the Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the Indemnitee has met the standards of conduct set forth in the first paragraph of Section

5.15(b) or has been adjudged to be liable under the circumstances described in the penultimate sentence of the first paragraph of Section 5.15(b); provided that indemnification with respect to any Proceeding by or in the right of the Company or in which liability shall have been adjudged on the basis that personal profit was improperly received shall be limited to expenses.

            (f) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition provided in this Section 5.15 shall be in addition to, and not be exclusive of, any other right which an officer or director of the Company may have or hereafter acquire under any statute, provision of the Articles of Incorporation or Bylaws, each as amended from time to time, of the Company, agreement, insurance policy, vote of stockholders or directors or otherwise.

            (g) All agreements and obligations of the Company contained in this
Section 5.15 shall continue during the period any person is a director or officer, as the case may be, of the Company and shall continue thereafter so long as such person shall be subject to any possible Proceeding by reason of the fact that such person was a director or officer of the Company.

            (h) The provisions of this Section 5.15 are intended to provide the directors and officers of the Company with the maximum protection and for the maximum period permitted under Maryland law and shall be construed to give maximum effect to such intention of the parties. If any provision of this
Section 5.15 is or is held to be illegal, invalid or unenforceable under any present or future Maryland law, it shall be ineffective only to the extent of such illegality, invalidity or unenforceability without invalidating the remaining provisions of this Section 5.15.

            (i) The parties acknowledge that all directors and officers of the Company immediately prior to the Closing Date (including without limitation Messrs. Rick Burger, Jim Mulvihill, Evan Zucker, Hord Hardin, III, J. Christopher O'Keefe and Michael Rotchford) are third party beneficiaries of this
Section 5.15. This Section 5.15 may not be amended or modified by the parties hereto without the written consent of each of the directors and officers whose rights and obligations are or may be adversely affected by such amendment or modification.

            (j) Neither the amendment of this Section 5.15 nor the adoption or amendment of any provision of the Articles of Incorporation or Bylaws of the Company inconsistent with this Section 5.15 shall apply to or affect in any respect the applicability of the provisions of this Section 5.15 with respect to any act or failure to act of a director or officer of the Company which occurred prior to such amendment or adoption.

            (k) The Company shall obtain and maintain in effect as of the Closing Date and continuing until the sixth anniversary of the Closing Date directors and officers liability insurance with a coverage amount and other terms and conditions comparable to the Company's current directors and officers liability insurance policy covering the directors and officers of the Company with respect to their service as such prior to the Closing Date.

            5.16 Refinancing. The Company agrees to use its commercially reasonable efforts to cooperate with the McBrides in connection with the Refinancing, including the formation by the Company on or before the Closing Date of one or more entities that are "qualified REIT subsidiaries" as defined in Section 856(i)(2) of the Code and that meet any "single purpose entity" requirements imposed by the lender in the Refinancing, which entities are anticipated to acquire by merger or otherwise (i) certain Minority Partnership Interests (as defined in the McBride Contribution Agreement) and (ii) the assets held by any subsidiary of FLIP formed as a requirement of the Refinancing.

            5.17 Blumberg Agreement. On or prior to Closing, the Company shall enter into the brokerage agreement with John Blumberg, substantially in the form of Exhibit 5.17 hereto.

                                   ARTICLE VI.

                                 INDEMNIFICATION

            6.01 Indemnification by the Company. (a) Subject to the limitations set forth in paragraph (b) below, the Company and the Operating Partnership jointly and severally agree to indemnify each of Hudson Bay, Kelter, the MHB LP, and the FLIP Shareholders, and their respective shareholders, directors, employees, agents, partners and Affiliates (all such other Persons being "Related Indemnified Parties") in respect of, and hold each of them harmless from and against, any and all losses, liabilities (including punitive or exemplary damages, fines or penalties and interest thereon), expenses (including fees and disbursements of counsel and expenses of investigation and defense), claims or other obligations of any value whatsoever (collectively, "Losses") suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of or inaccuracy in any representation or warranty, or nonfulfillment of or failure to perform or breach of any covenant or agreement on the part of the Company or the Operating Partnership contained in this Agreement in any Transaction Agreement to which it or the Operating Partnership is a party.

            (b) The joint and several obligations of the Company and the Operating Partnership to indemnify and hold harmless pursuant to Section 6.01(a) shall be limited to the payment of indemnity amounts that in the aggregate equal $22,000,000. In addition, no indemnity amounts shall be payable as a result of any claim arising under Section 6.01(a) unless and until the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses equal to (i) in the case of the MHB LP, the FLIP Shareholders and their Related Indemnified Parties, $250,000 in the aggregate, (ii) in the case of Kelter and his Related Indemnified Parties, $150,000 in the aggregate, or (iii) in the case of Hudson Bay and its Related Indemnified Parties, $250,000 in the aggregate; in which event such Indemnified Parties shall be entitled to seek indemnification for the full amount of such Losses.

            6.02 Indemnification by the Investors. (a) Subject to the limitations set forth in paragraphs (b) and (c) below, each of (i) Kelter, (ii) Hudson Bay and (iii) the MHB LP

(jointly and severally with each of the FLIP Shareholders, but only to the extent of the number of shares of Common Stock received as Merger Consideration in connection with the Merger) (each of the foregoing indemnifying parties in the foregoing clauses being an "Indemnifying Investor" and collectively, the "Indemnifying Investors") severally agrees to indemnify the Company and its officers, directors, employees, agents and Affiliates (including the Operating Partnership) in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of or inaccuracy in any representation or warranty, or nonfulfillment of or failure to perform or breach of any covenant or agreement on the part of such Indemnifying Investor contained in this Agreement or in any Transaction Agreement to which it is a party. It is understood and agreed that the indemnification obligations of the MHB LP (and the FLIP Shareholders, jointly and severally with the MHB LP, but only to the extent of the number of shares of Common Stock received as Merger Consideration in connection with the Merger) hereunder shall extend to any breach of or inaccuracy in any representation or warranty, or nonfulfillment of or failure to perform or breach of any covenants or agreement on the part of FLIP or any FLIP Shareholders contained in the Merger Agreement.

            (b) The obligations to indemnify and hold harmless pursuant to
Section 6.02(a) shall be limited to the payment of indemnity amounts that equal
(i) in the case of the MHB LP (and the FLIP Shareholders, jointly and severally with the MHB LP, but only to the extent of the number of shares of Common Stock received as Merger Consideration in connection with the Merger), the lesser of $25,000,000 in the aggregate or the Total Market Value (as defined below), (ii) in the case of Kelter, the lesser of $4,000,000 in the aggregate or the Total Market Value, and (iii) in the case of Hudson Bay, the lesser of $10,000,000 in the aggregate or the Total Market Value. In addition, no indemnity amounts shall be payable as a result of any claim arising under Section 6.02(a) unless and until the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses in excess of $250,000 in the aggregate, in which event such Indemnified Parties shall be entitled to seek indemnification for the full amount of such Losses. For the purposes of this Section 6.02(b), "Total Market Value" means the amount which is equal to the Market Value (as defined below) calculated as of the date an indemnity payment otherwise would be made multiplied by all such Indemnifying Investor's Partnership Units or shares of Common Stock issued to such Indemnifying Investor in connection with the transactions contemplated hereby; provided that in the case of MHB LP, such Indemnifying Investor's Partnership Units shall not include 181,818 Partnership Units to be issued at Closing.

            (c) Any Indemnifying Investor who is otherwise obligated to make an indemnification payment pursuant to Section 6.02(a) may in lieu of such payment and in satisfaction of such Indemnifying Investor's obligations thereunder transfer to the Company such number of Partnership Units (in the case of the MHB LP, Hudson Bay and Kelter) and/or Common Stock (in the case of the FLIP Shareholders and Hudson Bay) equal to a fraction the numerator of which is the dollar amount of the indemnification payment and the denominator of which is the per share Market Value of the Company's Common Stock. Any transfer of Partnership Units and/or Common Stock pursuant to this Section 6.02(c) shall be considered an adjustment to the consideration received by such Indemnifying Investor for federal income tax purposes.

                  For the purpose of any computation under this Section 6.02, "Market Value" of the Common Stock or Partnership Units on any date will be the average of the last reported sale prices per share of the Common Stock on each of the 10 consecutive Trading Days (as defined below) preceding the date of the computation. The last reported sale price of the Common Stock on each day will be (A) the last reported sale price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the last reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the high bid and low asked price quotations for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding Trading Days. If the Common Stock is not traded or quoted as described in any of clause
(A), (B) or (C), the Market Value of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc. selected by the Board of Directors of the Company. The term "Trading Day" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange, but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, a day on which quotations are reported by National Quotation Bureau Incorporated.

            6.03 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article VI will be asserted and resolved as follows:

            (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Article VI is asserted against or sought to be collected from such Indemnified Party by a Person other than the Company, any Subsidiary, any Investor or any Affiliate of the Company or any Investor (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article VI and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 6.03(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to this Article
      VI). The In demnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof (subject to the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to this Article VI); provided, however, that the Indemnified Party, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), may file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party, at the sole cost and expense of the Indemnifying Party, will provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause
      (i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under this
      Article VI with respect to such Third Party Claim.

               (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 6.03(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (subject to the consent of the Indemnifying Party in the case of any settlement that provides any relief other than the payment of monetary damages; which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof (subject to the consent of the Indemnifying Party in the case of any settlement that provides for any relief other than the payment of monetary damages; which consent will not be unreasonably withheld); provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses, if any, of its separate counsel incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

              (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under this Article VI or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under this Article VI and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute.

            (b) In the event any Indemnified Party should have a claim under this Article VI against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under this Article VI and the

Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute.

                                  ARTICLE VII.

                                   CONDITIONS

            7.01 Conditions to Each Party's Obligation to Effect the Transactions. The respective obligation of each party to effect the transactions contemplated by this Agreement and the Transaction Agreements is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

            (a) Stockholder Approval. The Transactions, this Agreement, the Transaction Agreements (including the Merger Agreement), the disposition of the Properties, and the transactions contemplated hereby and thereby shall have been approved and adopted by the requisite vote of the stockholders of the Company under applicable law, the Company's Articles of Incorporation and any other governing instruments.

            (b) Form S-4. The Form S-4 shall have become effective and shall be effective at the Closing Date, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, or, to the knowledge of the Company, threatened, and all necessary approvals under state securities laws relating to the issuance or trading of the Stock to be issued or reserved in connection with the Transactions shall have been received.

            (c) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered into any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement or the Transaction Agreements.

            (d) Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit parties to perform their obligations under this Agreement and the Transaction Agreements and to consummate the transactions contemplated hereby and thereby (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods, if any, imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Agreements shall have occurred.

            7.02 Conditions to Obligations of the Investors. The obligations of each of the Investors to effect the transactions contemplated hereby and by the Transaction Agreements are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Investors, acting jointly in their sole discretion):

            (a) Satisfaction of Conditions to Transaction Agreements. All conditions precedent to the consummation of the transactions contemplated by the Transaction Agreements, including the Transactions (other than the condition that the transactions contemplated by this Agreement shall have been consummated) shall have been satisfied or, if permissible, waived.

            (b) Representations and Warranties. Each of the representations and warranties made by the Company and the Operating Partnership in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

            (c) Performance. The Company and the Operating Partnership shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company and the Operating Partnership at or before the Closing.

            (d) Officers' Certificate. The Company shall have delivered to the Investors a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Executive or Senior Vice President of the Company, in form and substance satisfactory to the Investors.

            (e) American Stock Exchange Listing. The shares of Common Stock to be issued in connection with the Transactions shall have been approved for listing on the American Stock Exchange, subject to official notice of issuance.

            (f) Third Party Consents. All consents (or in lieu thereof waivers) to the performance by the Investors and the Company of their respective obligations under this Agreement and the Transaction Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which any Investor, the Company or any Subsidiary of the Company is a party or by which any of their respective assets and properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to have a Material Adverse Effect or adversely affect in any material respect the ability of any of the Investors to consummate the transactions contemplated by the Transaction Agreements shall have been received.

            (g) Opinion of Counsel. The Investors shall have received the opinions of Paul, Weiss, Rifkind, Wharton & Garrison and Piper and Marbury, counsel to the Company, dated the Closing Date, substantially in the form and to the effect of Exhibit 7.02(g) hereto.

            (h) Transaction Agreements. The Company and the Investors shall have executed and delivered the Transaction Agreements to which they are or will be parties and the transactions contemplated thereby shall close concurrently herewith.

            (i) Lock-Up Agreements. Each of James Mulvihill and Evan Zucker shall have executed and delivered to the Investors "lock-up" agreements substantially the in form attached hereto as Exhibit 7.02(i).

            (j) Non-Competition Agreements. Each of Evan Zucker and James Mulvihill shall have executed and delivered a non-competition agreement in substantially the form attached hereto as Exhibit 7.02(j)-1 and the Spin-Off Subsidiary shall have executed and delivered a non-competition agreement in substantially the form attached hereto as Exhibit 7.02(j)-2.

            (k) Cancellation of Options and Warrants. The Company shall have delivered to the Investors evidence satisfactory to the Investors of cancellation of the warrants and options set forth in Exhibit 5.04.

            (l) Amended and Restated Partnership Agreement. The amendment and restatement of the Partnership Agreement substantially in the form attached hereto as Exhibit 7.02(l) (the "Amended and Restated Partnership Agreement") shall have been duly and validly adopted and approved by all requisite partnership action of the Operating Partnership and by all requisite corporate action of the Company in its capacity as the general partner thereof, shall have been executed and delivered by the requisite number of limited partners thereof, and shall be in full force and effect.

            (m) Actions. All actions necessary to be taken by the Company and the Operating Partnership in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Agreements and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall have received copies of all such documents and other evidences as they may reasonably request in order to establish the consummation of such transactions and the taking of all such actions.

            7.03 Conditions to Obligations of the Company and the Operating Partnership. The obligations of the Company and the Operating Partnership to effect the transactions contemplated by this Agreement and the Transaction Agreements are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

            (a) Satisfaction of Conditions to Transaction Agreements. All conditions precedent to the obligations of the Company and the Operating Partnership to consummate the transactions contemplated by the Transaction Agreements, including the Transactions, shall have been satisfied, or if permissible, waived.

            (b) Representations and Warranties. Each of the representations and warranties made by the Investors in the Transaction Agreements to which they are parties (other than those made as of a specified date earlier than the Closing
Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

            (c) Performance. The Investors shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Investors at or before the Closing.

            (d) Third Party Consents. All consents (or in lieu thereof waivers) to the performance by the Company of its obligations hereunder and to the consummation of the transactions contemplated hereby and the Transaction Agreements as are required under any Contract to which the Company or any Subsidiary of the Company is a party or by which any of their respective assets and properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures to have a Material Adverse Effect or adversely affect in any material respect the ability of the Company and the Operating Partnership to consummate the transactions contemplated by this Agreement and the Transaction Agreements shall have been received.

            (e) Opinions of Counsel. The Company shall have received the opinions dated the Closing Date, substantially in the form and to the effect of
Exhibit 7.03(e) hereto, of such counsel to the Investors designated on Exhibit 7.03(e) to furnish such opinions.

            (f) Transaction Agreements. The Investors shall have executed and delivered the Transaction Agreements to which they are or will be parties and the transactions contemplated thereunder shall close concurrently herewith.

            (g) Actions. All actions necessary to be taken by the Investors in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Agreements and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all such actions.

                                  ARTICLE VIII.

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

            8.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the Company and the Operating Partnership contained in this Agreement will survive the Closing until the second anniversary of the Closing Date, or in the case of any covenant or agreement for which a time period for performance is specified, for two years following the last date on which such covenant or agreement is to be performed, except that to the extent any claim for indemnification is made under this Agreement with respect to any representation, warranty, covenant or agreement that would otherwise terminate pursuant to this Section 8.01 and a notice for indemnification shall have been timely given under Article VI on or prior to such termination date, then such survival period will be extended as it relates to such related claim until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VI. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.

                                   ARTICLE IX.

                        TERMINATION, AMENDMENT AND WAIVER

            9.01 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

            (a)   by the mutual agreement of the parties;

            (b) by the Company or by any Investor, in the event any of the Transaction Agreements is terminated pursuant to its terms;

            (c) by any of the Investors or by the Company, in the event the Operating Partnership exercises its right pursuant to the McBride Contribution Agreement and/or the Merger Agreement to delete from the contribution contemplated thereby properties representing 10% or greater of the sum of the aggregate Allocated Amounts (as defined in the McBride Contribution Agreement) and the Allocated Amounts (as defined in the Merger Agreement).

            (d) by the Company upon any material breach by the Investors of any of their representations, warranties or covenants contained in this Agreement or in any of the Transaction Agreements, which breach has not been cured within 10 days following receipt by the Investors of notice of such breach from the Company;

            (e) by the Investors, acting together, upon any material breach by the Company of any of its representations, warranties or covenants contained in this Agreement or in any of the Transaction Agreements, which breach has not been cured within 10 days following receipt by the Company of notice of such breach from the Investors;

            (f) by any Investor or by the Company if Company Stockholder Approval shall not have been obtained at a meeting duly convened therefor or any adjournment thereof;

            (g) by the Company or by any Investor at any time after March 31, 1998 upon notification by the terminating party to the others if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement or any of the Transaction Agreements by the terminating party;

            (h) by the Company if its obligations under Section 5.05 have been satisfied and the Termination Fee has been fully paid; or

            (i) by the Company if the Acquisition Portfolio (as defined in the McBride Contribution Agreement) and any Acquisition Property acquired by FLIP (to be financed with existing cash on hand of approximately $1,700,000) prior to Closing do not consist of Acquisition Properties or contracts for the acquisition or purchase of Acquisition Properties (or other comparable properties in lieu thereof) having an aggregate value of at least $37,000,000.

            In the event that this Agreement shall be terminated pursuant to this Section 9.01, all further obligations of the parties under this Agreement (other than Sections 5.08, 9.02 and 11.11), shall terminate without further liability of any party to the others; provided, however, that nothing herein shall relieve any party from liability for its non-performance or breach of any provision of this Agreement if performance of or compliance with such provision was within its reasonable control and nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity (including specific performance). Notwithstanding the foregoing, (i) the sole remedy of the Investors for a breach or non-performance by the Company or the Operating Partnership that is the basis for termination shall be the Termination Fee set forth in Section 9.02, (ii) to the extent the Company seeks payment of and is paid the Termination Fee for a breach or non-performance by the Investors that is the basis for termination, the Company shall be deemed to have waived any and all rights to seek damages and to pursue any other remedy at law or in equity (including specific performance) and (iii) to the extent the Company waives its rights to the Termination Fee for a breach or non-performance by the Investors that could be a basis for the termination of this Agreement, the Company shall be entitled to pursue any remedies in equity (including specific performance) and shall not be entitled to seek money damages. The Investors agree that, if the Company so waives its right to the Termination Fee, the Company is entitled to specific performance of the terms hereof to the extent permitted by law.

            9.02 Effect of Termination and Abandonment; Termination Fee.

            (a) Except as otherwise provided in this Section 9.02, each of the parties hereto shall bear its own costs and expenses (including, without limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors and out-of-pocket expenses) incurred by it in connection with the preparation, negotiation, execution and delivery of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions hereby and thereby (collectively, "Transaction Expenses"); provided, however, that the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the Commission, and expenses incurred in connection with preparing, printing and mailing the Form S-4 and the Proxy Statement/Prospectus, shall be paid by the Company. In the event that the Transactions are consummated, the Operating Partnership shall bear or reimburse the other parties hereto (other than the Operating Partnership) for all of their Transaction Expenses, other than McBride Restructuring Expenses. If any McBride Restructuring Expenses are incurred by the Company or any of its Subsidiaries, McBride promptly shall reimburse the Company or its Subsidiaries for such McBride Restructuring Expenses.

            (b) If this Agreement is terminated by the Company pursuant to
Section 9.01(h), or if terminated by the Investors pursuant to Section 9.01(e), then the Company shall pay to the Investors a single termination fee of $1.0 million (the "Termination Fee"). The Termination Fee shall be paid no later than the third Business Day following the date of termination of this Agreement by wire transfer of immediately available funds to such single account as Hudson Bay shall designate in a written notice delivered to the Company. It is understood and agreed by and amongst the Investors that the Termination Fee delivered by the Company to such account shall be disbursed therefrom as follows, but only after payment or reimbursement of such Transaction Expenses that are jointly expenses of the Investors: (i) 21% to Hudson Bay, (ii) 73% to McBride, considered a single investor and (iii) 6% to Kelter and Penn Square, considered a single investor.

            (c) If this Agreement is terminated by the Company pursuant to
Section 9.01(d) and the Company elects to receive the Termination Fee, then the Investor (with McBride considered a single investor, and Kelter and Penn Square considered a single investor) whose breach is the basis for termination of this Agreement by the Company pursuant to Section 9.01(d) shall pay to the Company the Termination Fee. In the event the breach by more than one Investor (with McBride considered a single investor, and Kelter and Penn Square considered a single investor) is the basis for termination of this Agreement by the Company pursuant to Section 9.01(d) and the Company elects to receive the Termination Fee, then such breaching Investors shall be severally liable to the Company to pay the Termination Fee; provided, however, that the Company shall not be entitled to receive any amount in excess of the Termination Fee under this
Section 9.02(c). It is understood and agreed by and amongst the Investors that although such breaching Investors shall be severally liable to the Company to pay the Termination Fee pursuant to the immediately preceding sentence, such breaching Investors as amongst themselves shall be liable for an equal share of such Termination Fee. Payment of the Termination Fee pursuant to this paragraph
(c) shall be made no later than the third Business Day following the date of termination of this Agreement by wire transfer of immediately available funds to such account as the Company shall designate in a written notice delivered to the Investors.

                                   ARTICLE X.

                                   DEFINITIONS

            10.01 Definitions. (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

            "Acquisition Property" has the meaning ascribed to it in the McBride Contribution Agreement.

            "Acquisition Proposal" means a bona fide proposal or offer from a Qualified Third Party relating to any direct or indirect (i) acquisition or purchase of fifteen per cent (15%) or more of any of the Company's Common Stock outstanding, (ii) acquisition or purchase of any equity securities (including partnership or membership interests or units) of any Subsidiary of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, or a proposal to acquire the Company or an interest in it which is conditional upon, or otherwise contemplates, the Company not completing the transactions which are the subject of this Agreement.

            "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person speci fied. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of a second Person shall be deemed to control that second Person.

            "Amended and Restated Partnership Agreement" has the meaning ascribed to it in Section 7.02(l).

            "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

            "Benefit Plan" means any Plan entered into, established, maintained, contributed to or required to be contributed to, by the Company or any Company ERISA Affiliate providing benefits to employees, former employees, independent contractors, former independent contractors of the Company or any Company ERISA Affiliate, or their dependents or beneficiaries.

            "Books and Records" means all files, documents, instruments, papers, books and records relating to the business or condition of the Company or the Operating Partnership, including without limitation financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

            "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York and are authorized or obligated to close.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

            "Claim Notice" means written notification of a Third Party Claim, pursuant to Section 6.03(a), as to which indemnity under Article VI is sought by an Indemnified Party, enclosing a copy of all papers served, if any; and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Article VI, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

            "Closing" means the closing of the transactions contemplated by this Agreement.

            "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "Company ERISA Affiliate" means an entity required (at any relevant time) to be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

            "Contributed Business" means the business, assets and properties (including the Acquisition Contracts and Acquisition Properties, as each such term is defined in the Management Contribution Agreement) to be contributed pursuant to the McBride Contribution Agreement.

            "Dispute Period" means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or Indemnity Notice.

            "Environmental Law" means any applicable Law relating to the use, ownership, occupancy or operation of the Properties or any portion thereof, or any user or occupant thereof, human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material, including, without limitation, CERCLA, the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq. and the Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq. and any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing any of the above laws.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "FLIP" means Fairlawn Industrial Park, Inc.

            "Form S-4" has the meaning ascribed to it in Section 5.10.

            "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

            "Hazardous Material" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs);
(B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.

            "Intangible Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

            "Indemnified Party" means any Person claiming indemnification under any provision of Article VI, including Related Indemnified Parties.

            "Indemnifying Party" means any Person providing indemnification under any provision of Article VI.

            "Indemnity Notice" means written notification pursuant to Section 6.03(b) of a claim for indemnity under Article VI by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

            "Investor Acquisition Proposal" means, with respect to any Investor, a bona fide proposal or offer from a Third Party relating to any direct or indirect (i) acquisition or purchase of fifteen per cent (15%) or more of any of such Investor's equity securities (including partnership or membership interests or units) outstanding, (ii) acquisition or purchase of any equity securities of any Subsidiary (including Penn Square in the case of Kelter) of such Investor,
(iii) acquisition or purchase of all or any substantial portion of the assets of such Investor or any Subsidiary, (iv) acquisition or purchase of any McBride Property or Acquisition Property, or (v) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such Investor or any of its subsidiaries, or a proposal to acquire such Investor or an interest in it which is conditional upon, or otherwise contemplates, such Investor not completing the transactions which are the subject of this Agreement.

            "IRS" means the United States Internal Revenue Service.

            "knowledge" of the Company, the Operating Partnership or their respective Subsidiaries, means, with respect to any representation or warranty, the current, actual knowledge of James Mulvihill, Evan Zucker or Rick Burger.

            "Licenses" means all licenses, permits, variances, exemptions, certificates of authority, authorizations, orders, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

            "Liens" means any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind.

            "Material Adverse Effect" means an adverse effect on the condition, financial or otherwise, or on the earnings, assets, business affairs or business prospects of the Company, the Operating Partnership or any of their Subsidiaries which would be material to the Company, the Operating Partnership and their Subsidiaries, taken as a whole.

            "McBride Property" means any Property as defined in the McBride Contribution Agreement and any FLIP Property as defined in the Merger Agreement.

            "McBride Restructuring Expenses" means all costs and expenses, including without limitation, fees and disbursements of counsel, accountants and other financial, legal, accounting or other advisors and out-of-pocket expenses incurred by McBride, any Subsidiaries of McBride or any of their respective Affiliates or Associates in connection with any restructuring, reorganization, recapitalization, merger or disposition of assets in contemplation of the Transactions (other than the Transactions themselves) or otherwise; provided, however, that the following costs incurred by McBride associated with the Refinancing shall not be considered McBride Restructuring Expenses: environmental and engineering reports, title, survey, and recordation and transfer taxes.

            "MHB LP" means McBride Hudson Bay, L.P., a Delaware limited partnership.

            "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or
(ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

            "Original Properties" means the Americana Lakewood apartments, the Emerald Pointe apartments, the Sedona apartments and the Quadrangles Village apartments (or any property the federal income tax basis of which is determined in whole or in part by reference to the basis of the foregoing).

            "Outside Investor" has the meaning ascribed to it in the Stock Purchase Agreement.

            "Overbid Amount" means the minimum amount determined in good faith by the Board for the purpose of enabling the Investors to exercise their rights under Section 5.05(c)(ii), after consultation with a financial advisor, by which the purchase price for the Securities would have to be increased to make the transactions which are the subject of this Agreement as favorable to the stockholders of the Company from a financial point of view as the transaction which is the subject of a particular Acquisition Proposal.

            "Overbid Notice" means a notice of the determination of the Board of the Company that the transaction contemplated by an Acquisition Proposal would be an Overbid Transaction, which notice contains the information described in
Section 5.05(a)(y)(ii)(C).

            "Overbid Transaction" means a transaction which is the subject of an Acquisition Proposal which the Board in good faith determines would be reasonably likely to result in a more favorable transaction from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement.

            "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to liabilities or obligations not yet due or delinquent, (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company or any Subsidiary and (iv) any exceptions to title set forth in Section 3.16 of the Company Disclosure Letter.

            "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

            "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, worker's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of
Section 3(3) of ERISA.

            "Properties" means the assets held through Virginia Street Associates Limited Partnership, American Emerald Partners, L.P., American Quadrangles Partners, L.P. or American Sedona Partners, L.P., including without limitation the Americana Lakewood apartments, the Sedona apartments, the Emerald Pointe apartments and the Quadrangles Village apartments.

            "Proxy Statement/Prospectus" has the meaning ascribed to it in
Section 5.10.

            "Refinancing" means the proposed financing facility of approximately $45,000,000 aggregate principal amount of indebtedness pursuant to that certain Commitment Letter by and between Nomura Asset Capital Corporation and McBride Enterprises, Inc., dated July 21, 1997, or such other similar financing.

            "SEC" means the Securities and Exchange Commission.

            "Section 1031 Exchange" means, with respect to any property, the exchange of such property for property of like kind in a transaction qualifying under Section 1031 of the Code in which not more than 10% of the built-in gain associated with such property is required to be recognized by the partners of the Operating Partnership for federal income tax purposes.

            "Securities" means the shares of Common Stock, warrants, options and Partnership Units to be issued and sold to the Investors, including shares of Common Stock issuable upon conversion of Partnership Units to be issued and sold, pursuant to this Agreement and the Transaction Agreements.

            "Subsidiary" means with respect to any party, a corporation, partnership or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation, partnership or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party. Notwithstanding the foregoing, "Subsidiary," when used with respect to the Company, includes, without limitation, the Operating Partnership.

            "Taxes" means federal, state, local or foreign income, franchise, excise, stamp, real property, personal property, sales, use, customs, transfer, gains or value added tax, tariff, import, fee, duty, levy or other governmental charge.

            "Transaction Agreements" means the Stock Purchase Agreement, the Merger Agreement, the Management Contribution Agreement, the McBride Contribution Agreement and all agreements and documents to be delivered by the Company and the Operating Partnership, and by the Investors to the Company, in connection with the transactions contemplated by this Agreement and the Transaction Agreements.

            "Transfer Taxes" means all sales, use, transfer, real property transfer, recording, gains and other similar taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement.

            (b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the relevant party. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE XI.

                                  MISCELLANEOUS

            11.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the addresses or facsimile numbers on Annex 1 hereto. All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

            11.02 Entire Agreement. This Agreement and the Transaction Agreements super sede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

            11.03 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, the Company and the Investors will not, and will not permit any of their respective Subsidiaries and their Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. The Company and the Investors will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

            11.04 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as otherwise provided in this Agreement, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

            11.05 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

            11.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, except as provided in Section 5.15 and Article VI (which is intended to be to the benefit of the persons entitled to therein, and may be enforced by any of such persons).

            11.07 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) except as otherwise provided in the Transaction Agreements. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

            11.08 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            11.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            11.11 Jurisdiction. THE PARTIES AGREE THAT ALL DISPUTES BETWEEN ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, AND WHETHER ARISING IN LAW OR IN EQUITY OR OTHERWISE, SHALL BE RESOLVED BY THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK, NEW YORK. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OTHER IN ANY OTHER JURISDICTION. IN ADDITION, EACH OF THE PARTIES HERETO CONSENTS TO SUBMIT TO THE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK IN THE EVENT THAT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTION AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

            11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

            11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            11.14 No Personal Recourse. Notwithstanding anything to the contrary contained in this Agreement or in any of the Transaction Agreements, except as otherwise specifically set forth in this Agreement with respect to the Termination Fee, (i) only the MHB LP and the FLIP Shareholders, jointly and severally with the MHB LP, but only to the extent of the number of shares of Common Stock received as Merger Consideration in connection with the Merger, (and not any other McBride or any partner, shareholder or member of any McBride) shall be liable for any claims made by non-McBride parties under this Agreement or any of the Transaction Agreements, (ii) the non-McBride parties to this Agreement and the other Transaction Agreements shall look only to the Partnership Units held by the MHB LP (provided that such Partnership Units shall not include 181,818 Partnership Units to be issued at Closing to MHB LP) and the Common Stock held by the FLIP Shareholders with respect to any claims that may be made under this Agreement or any of the Transaction Agreements, and (iii) other than as provided above, no personal recourse or personal liability for any claims under this Agreement or any of the Transaction Agreements shall be had against any McBride (other than the MHB LP) or any partner, shareholder or member of any McBride.

      IN WITNESS WHEREOF the parties hereto have executive this Agreement on this 20th day of August, 1997


                              AMERICAN REAL ESTATE INVESTMENT
                              CORPORATION



                              By:/s/ EVAN ZUCKER
                                 -------------------------------------
                                    Name:  Evan Zucker
                                    Title: President


                              AMERICAN REAL ESTATE INVESTMENT, L.P.

                              By:   American Real Estate Investment Corporation,
                                          its General Partner



                                    By:/s/ EVAN ZUCKER
                                 -------------------------------------
                                    Name:  Evan Zucker
                                    Title: President


                              HUDSON BAY PARTNERS, L.P.

                              By:   Hudson Bay Partners, Incits General Partner



                              By: /s/ DAVID H. LESSER
                                 -------------------------------------
                                    Name:  David H. Lesser
                                    Title:    President


                              JEFFREY KELTER



                              /s/ JEFFREY KELTER
                              -------------------------------------

                              PENN SQUARE PROPERTIES, INC.



                              By:/s/ JEFFREY KELTER
                                 -------------------------------------
                                 Name:  Jeffrey Kelter
                                 Title:    Principal



                              MCBRIDE ENTITIES:


                              MCBRIDE HUDSON BAY, L.P.

                              By:   Urban Farms Shopping Center, Inc.,
                                    its General Partner

                                    By:/s/ DAVID F. McBRIDE
                                 -------------------------------------
                                       Name: David F. McBride
                                       Title:    Chief Executive Officer


                              FAIRLAWN INDUSTRIAL PARK, INC.



                              By:/s/ DAVID F. McBRIDE
                                 Name:  David F. McBride
                                 Title:    Chief Executive Officer


                              URBAN FARMS SHOPPING CENTER, INC.



                              By:/s/ DAVID F. McBRIDE
                                 -------------------------------------
                                 Name:  David F. McBride
                                 Title: Chief Executive Officer

                              OAKLAND INDUSTRIAL PARK, INC.



                              By:/s/ DAVID F. McBRIDE
                                 -------------------------------------
                                 Name:  David F. McBride
                                 Title:   Chief Executive Officer


                              MCBRIDE PROPERTIES



                              By:/s/ DAVID F. McBRIDE
                                 -------------------------------------
                                 Name:  David F. McBride
                                 Title:   General Partner


                              NEW JERSEY ASSOCIATES



                              By:/s/ DAVID F. McBRIDE
                                 Name:  David F. McBride
                                 Title:   General Partner


                              RAMAPO RIDGE MCBRIDE OFFICE PARK



                              By:/s/ DAVID F. McBRIDE
                                 -------------------------------------
                                 Name:  David F. McBride
                                 Title:   Attorney-in-Fact for General Partner


                              FAIRLAWN INVESTMENTS, L.L.C.



                              By:/s/ DAVID F. McBRIDE
                                 -------------------------------------
                                 Name:  David F. McBride
                                 Title:   Chief Executive Officer

                              FLIP SHAREHOLDERS (but only for the purposes of the agreements contained in Section 6.02):

                              FRANCIS V. MCBRIDE
                              REVOCABLE TRUST, UID 4/22/96



                              By:/s/ TIMOTHY B. McBRIDE, Attorney-in-Fact
                                 -------------------------------------
                                 Name: Antoinette R. McBride
                                 Title: Trustee



                              /s/ TIMOTHY B. McBRIDE, Attorney-in-Fact
                              ----------------------------------------
                                 JOAN H. MCBRIDE



                               /s/ TIMOTHY B. McBRIDE, Attorney-in-Fact
                              ----------------------------------------
                                 MARY V. DEKORTE



                              /s/ TIMOTHY B. McBRIDE
                              ----------------------------------------
                              TIMOTHY B. MCBRIDE



                              /s/ TIMOTHY B. McBRIDE, Attorney-in-Fact
                              ----------------------------------------
                               KATHRYN M. KRUCKEL



                              /s/ TIMOTHY B. McBRIDE, Attorney-in-Fact
                              ----------------------------------------
                              MORIA MCBRIDE MURPHY



                              /s/ TIMOTHY B. McBRIDE, Attorney-in-Fact
                              ----------------------------------------
                             J. NEVINS MCBRIDE, JR.

                              /s/ TIMOTHY B. McBRIDE, Attorney-in-Fact
                              ----------------------------------------
                               W. PETER MCBRIDE



                              /s/ TIMOTHY B. McBRIDE, Attorney-in-Fact
                              ----------------------------------------
                                DAVID F. MCBRIDE



                              /s/ TIMOTHY B. McBRIDE, Attorney-in-Fact
                              ----------------------------------------
                               TERENCE A. MCBRIDE



                              /s/ TIMOTHY B. McBRIDE, Attorney-in-Fact
                              ----------------------------------------
                              SHEILA JAMES



                              /s/ TIMOTHY B. McBRIDE, Attorney-in-Fact
                              ----------------------------------------
                              MICHAEL X. MCBRIDE



                              /s/ TIMOTHY B. McBRIDE, Attorney-in-Fact
                              ----------------------------------------
                              MARK J. MCBRIDE

                                                                    ANNEX 1 TO
                                                     MASTER INVESTOR AGREEMENT


                               NOTICE PROVISIONS


1.    If to McBride, to them at

            McBride Enterprises, Inc.
            808 High Mountain Road
            PO Box 549
            Franklin Lakes, New Jersey  07417
            Attention:  David McBride
                        Chief Executive Officer
            Telephone:  (201) 891-6403
            Facsimile:  (201) 891-3608

2.    If to Jeffrey Kelter or Penn Square Properties, Inc., to them at

            The Widener Building, Inc.
            1 South Penn Square, Suite 200
            Philadelphia, Pennsylvania  19107
            Attention:  Jeffrey Kelter
            Telephone:  (215) 972-0090
            Facsimile:  (215) 972-0819

3.    If to Hudson Bay Partners, L.P., to it at

            237 Park Avenue, Suite 900
            New York, New York  10017
            Attention:  David Lesser
                        President
            Telephone:  (212) 692-3622
            Facsimile:  (212) 692-3623

      If to any of the foregoing Investors, a copy (which shall not constitute notice) to:

            Rogers & Wells
            200 Park Avenue
            New York, New York  10166
            Attention: Robert E. King, Jr., Esq.
            Telephone:  (212) 878-8000
            Facsimile:  (212) 878-8375

4. If to American Real Estate Investment Corporation or American Real Estate Investment, L.P., to them at

            1670 Broadway, Suite 3350
            Denver, CO  80202
            Attention:  Jim Mulvihill, Evan Zucker, Rick Burger

            Telephone:  (303) 869-4700
            Facsimile:  (303) 869-4602

      with a copy (which shall not constitute notice) to:

            Paul, Weiss, Rifkind, Wharton & Garrison
            1285 Avenue of the Americas
            New York, New York  10019
            Attention:  Edwin S. Maynard, Esq.
            Telephone:  (212) 373-3000
            Facsimile:  (212) 757-3990

                                    EXHIBIT A

                            STOCK PURCHASE AGREEMENT




                                  See Attached

                                    EXHIBIT B

                        MANAGEMENT CONTRIBUTION AGREEMENT




                                  See Attached

                                    EXHIBIT C

                         MCBRIDE CONTRIBUTION AGREEMENT




                                  See Attached

                                    EXHIBIT D

                                MERGER AGREEMENT




                                  See Attached